Exhibit 99.8

ACKNOWLEDGEMENT OF SUBSCRIPTION

CAPITALSOUTH BANCORP
2340 WOODCREST PLACE
BIRMINGHAM, ALABAMA 35209

Dear Subscriber:

Please sign below to acknowledge receipt of the prospectus supplement and to convert your preliminary subscription to a final and binding subscription. Please enclose a check payable to “CapitalSouth Bancorp” in the amount of $[          ] multiplied by the number of shares of Common Stock, par value $1.00 per share, you intend to subscribe for.

Your stock certificate(s) representing shares of Common Stock duly authorized and fully paid will be issued to you as soon as possible upon the Company’s acceptance of your subscription, as described in the prospectus dated          , 2008 and supplemented in the prospectus supplement dated          , 2008. In the event that the offering is cancelled, your subscription funds will be returned to you as described in the prospectus.

Very Truly Yours,

CAPITALSOUTH BANCORP

By:
          W. Dan Puckett,
          Chairman and Chief Executive Officer

Date

By signing below, I acknowledge the receipt of the initial prospectus dated          , 2008, and prospectus supplement dated          , 2008 of CapitalSouth Bancorp and convert the preliminary subscription agreement to a final subscription agreement, which will be binding and irrevocable until the expiration date as defined in the prospectus.

The undersigned encloses $           for the purchase of           shares of Common Stock, at the purchase price of $[          ] per share.

Signature

Print Name

Date